Exhibit 10(a)

January 23, 2013

Mr. Kevin Riley
21 Silverbrook Road
Ridgefield, CT 06877

Dear Kevin,
On behalf of Digi International Inc., I am pleased to offer you employment as Sr. Vice President, Sales reporting to Joe Dunsmore. (Please see Contingent Offer section below.)
Compensation
Your annualized total compensation target is $475,000. For the remainder of fiscal 2013, your annualized base salary is $268,750 with an annualized incentive target of $206,250. Effective 10/1/2013 you will move to an equal split between base salary and incentive, or $237,500 in base and $237,500 in incentive target for the year.
You will participate in Digi International’s Executive Incentive Plan. For the current fiscal year, your plan will contain the following components:
Quarterly Performance: 40% of your incentive target will be based on achievement of quarterly revenue and profitability targets.
Annual Performance: 60% of your incentive target will be based on achievement of the annual revenue and profitability targets.
All payments are pro-rated based on length of service in the quarter/fiscal year.

Stock Options
We will recommend to the Board of Directors an initial grant of 125,000 stock options. Your options will be at the market price at the time the board approves your grant and will vest over four years at a rate of 25% (31,250 shares) upon completion of one year, then proportionate monthly vesting thereafter. This option request will be brought to the Board of Directors within three (3) weeks of your start date.
The Option, whether or not previously exercisable, shall become immediately exercisable in full upon the occurrence of any “Change in Control” which occurs contemporaneously with, or is followed within 12 months of the Change of Control by, an “Employment Termination Event”. Specific details will be provided with your option agreement.
Benefits
Digi offers a comprehensive benefit program which includes Medical, Dental, Vision, Life and Disability Insurance, Medical and Dependent Care Reimbursement Plans, 401(k) Savings Plan, Employee Stock Purchase Plan, and a Tuition Reimbursement Program. You will be eligible for participation in Digi’s health insurance programs on the first day of active employment with the company and will be eligible for participation in the 401(k) Savings Plan on the first day of the month following date of hire. Stock Purchase Plan participation eligibility begins on the first of January, April, July and October following date of hire.
You will be eligible to participate in Digi’s $500,000 Executive Life Insurance program. If accepted by the carrier, Digi International will pay the full annual premium. This is in additional to the basic and optional life insurance programs offered to all employees.

Vacation eligibility begins on the date of hire. You will participate in the Executive vacation plan which provides unlimited vacation. Upon hire you will begin to accrue 6.15 hours per pay period until you reach 160 hours. Should you leave the company at any point in the future, you will be paid the balance of your vacation accrual.
Severance Agreement
If Digi International should terminate your employment at any time in the future for reasons other than Cause, you will be provided with the following severance package in exchange for a full release of claims against the Company:

1)
Twelve months of base salary in effect at the time of termination. This shall be paid in a lump sum as soon as administratively feasible after the later of the date of termination or the date the release of claims has become irrevocable.

2)
A pro-rata bonus based on number of months worked in the fiscal year prior to a qualifying termination and the Company’s actual performance against annual objections. This pro-rata bonus shall be paid no later than 2.5 months after the close of the fiscal year in which the qualifying termination occurs.

For purposes of this agreement, “Cause” shall mean only the following: (i) indictment or conviction of, or a plea of nolo contendere to, (A) any felony (other than any felony arising out of negligence), or any misdemeanor involving moral turpitude with respect to the Company, or (B) any crime or offense involving dishonesty with respect to the Company; (ii) theft or embezzlement of Company property or commission of similar acts involving dishonesty or moral turpitude; (iii) material negligence in the performance of your job duties after notice; (iv) failure to devote substantially all of his working time and efforts during normal business hours to the Company’s business; or (v) knowing engagement in conduct which is materially injurious to the Company.
Relocation
You will receive the following relocation package. Should you voluntarily terminate your employment with the company prior to twenty-four (24) months, you will be responsible for full repayment of the relocation package amount.

•
$60,000 paid in one lump sum (less standard deductions), for incidental expenses, i.e. storage, utility hook-ups, closing costs on current residence, etc. This payment will be made 2 weeks prior to the closing of your primary residence in Connecticut. Additional lump sums may be paid out to reach maximum value of the package, dependent on your spending in other categories.

•	Six (6) months temporary housing expenses, based on an agreed upon monthly amount.

•	Roundtrip airfare to Connecticut (4 tickets monthly) for the Employee or family member for the first 6 months. This will be at coach fare.

•
Packing and shipping of household goods, including insurance of goods and personal effects of the employee & family. Excluded items include recreational vehicles (RVs, boats, motorcycles, ATVs, etc.), firewood, paint, inflammable solutions, explosives, frozen foods, shrubs, plants, livestock, ammunition. Alcoholic beverage, valuable papers, stock & bonds, stamps & coin collection, sterling silver place settings, play yard systems, oversized trophies, and money & fine jewelry.

•	Shipment of 2 cars plus airfare to location, or if driving, normal trip expenditures (mileage, hotel, meals, etc.

•	The maximum expense reimbursement under this package is $125,000 gross. You should design components to the relocation package to fit individual needs of you and your family within this limit.
Digi International Employment Agreement
This offer of employment is contingent upon your signature on the enclosed Digi International Employment, Confidential Information, and Arbitration Agreement. Your signature constitutes acceptance of the terms and conditions contained in the Agreement, so please read it thoroughly prior to signing. This offer is also conditioned upon Digi’s determination that you are not subject to any agreement with any former employer or any other party that would prohibit you from working in the position of Sr. Vice President, Sales. If at any time n the future the Company determines that you are subject to an agreement that, in Digi’s sold discretion, would prohibit your employment by Digi, Digi my withdraw this offer of employment or terminate your employment with the Company. This Employment Agreement must be signed prior to your first day of employment.
Employment with Digi International Inc. is “at will,” which means that it is for no definite period and may be terminated by either you or Digi at any time for any reason without prior notice. I understand, agree, and acknowledge that any reliance on any statements by any representative of the company contrary to this “at will” arrangement is unreasonable and may not form any basis for my reliance thereon.
Digi International has partnered with Verified Credentials, a background screening organization, to administer confidential background checks. Within 48 hours, we ask that you visit Verified Credential website at http://myvci.com/digiinternationalinc to complete a personal questionnaire using your full legal name including middle initial. If you are unable to access the internet within this timeframe, please contact me to further assist you in the process. This offer is contingent upon a finding of “no issue” with your background check. If information is revealed after your start date, Digi has the right to terminate employment without prior notice.
Commencement Date
We would like you to start no later than February 18, 2013.
Contingent Offer
This offer of employment is contingent upon approval by the Board of Directors and your election as an officer of Digi International.
Relocation Contigency
Your continued employment and your rights under the severance agreement outlined in this letter are contingent upon your relocation to the Minneapolis are within seven (7) months of your hire date.
Please inform me of your acceptance of this offer by January 25, 2013 and acknowledge your acceptance by signing on of the enclosed copies.

Sincerely,
Digi International Inc.
/s/ Tracy Roberts
Tracy Roberts
VP, Human Resources & Information Technology
Offer accepted:

/s/ Kevin Riley	January 24, 2013	January 30, 2013

Kevin Riley	Date	Start Date